United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the registrant	[X]

Filed by a party other than the registrant	[ ]

Check the appropriate box:

[  ] Preliminary Proxy Statement

[  ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[  ] Definitive Additional Materials

[  ] Soliciting Material Under Rule 14a-12

            Guaranty Federal Bancshares, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)     Title of each class of securities to which transaction applies:

(2)     Aggregate number of securities to which transaction applies:

(3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:

[  ]     Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount previously paid:

(2)     Form, Schedule or Registration Statement No.:

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(4)     Date Filed:

GUARANTY FEDERAL BANCSHARES, INC.

2144 E. Republic Rd. Suite F200
SPRINGFIELD, MO 65804
(417) 520-4333

__________________________________

NOTICE OF MEETING OF STOCKHOLDERS

To Be Held on May 29, 2019

Notice is hereby given that an annual meeting of the stockholders (the “Meeting”) of Guaranty Federal Bancshares, Inc. (the “Company”) will be held at the Guaranty Bank Headquarters, 2144 E. Republic Rd., Suite F200, Springfield, Missouri, on May 29, 2019, at 6:00 p.m., local time. Stockholders of record at the close of business on April 4, 2019 are the stockholders entitled to notice of and to vote at the Meeting.

The Meeting is being held for the purpose of considering and acting upon:

1.	The election of three directors.

2.	The advisory (non-binding) vote to approve executive compensation.

3.	The ratification of BKD, LLP as Independent Registered Public Accounting Firm to the Company for the fiscal year ending December 31, 2019.

4.

Such other matters as may come properly before the Meeting or any adjournments thereof. Except with respect to procedural matters incident to the conduct of the Meeting, the Board of Directors is not aware of any other business to come before the Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Stockholders’ Meeting to be Held on May 29, 2019. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before May 19, 2019 to facilitate timely delivery. Pursuant to the rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the internet. This Notice and Proxy Statement and our 2018 Annual Report may be accessed at www.gbankmo.com or www.investorvote.com/GFED.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ James Batten

James Batten
Chairman of the Board

Springfield, Missouri
April 16, 2019

THE BOARD OF DIRECTORS URGES YOU TO visit the website to vote your proxy AS SOON AS POSSIBLE, EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING IF YOU DESIRE, AND YOU MAY REVOKE YOUR PROXY BY WRITTEN INSTRUMENT AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE MEETING.

2144 E. Republic Rd. Ste F200 ▪ Springfield, MO 65804 417-520-4333 ▪ www.gbankmo.com

April 16, 2019

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of Guaranty Federal Bancshares, Inc., I cordially invite you to attend the 2019 Annual Meeting of Stockholders to be held at the Guaranty Bank Headquarters, 2144 E. Republic Rd., Suite F200, Springfield, Missouri, on Wednesday, May 29, 2019 at 6:00 p.m., local time. The Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the meeting. Following the formal meeting, I will report on the operations of the Company. Directors and officers of the Company, as well as representatives of BKD, LLP, our independent registered public accounting firm, will be present to respond to any questions that stockholders may have.

Whether or not you plan to attend the meeting, please vote online or request a paper copy of the proxy materials to receive a proxy card as soon as possible to vote, sign and return in the postage prepaid envelope in which the proxy card will be mailed to you. This will not prevent you from voting in person at the meeting but will assure that your vote is counted if you are unable to attend the meeting.

Respectfully,

/s/ Shaun A. Burke

Shaun A. Burke
President and CEO

GUARANTY FEDERAL BANCSHARES, INC.
2144 E. REPUBLIC RD. SUITE F200
SPRINGFIELD, MISSOURI 65804

PROXY STATEMENT

This Proxy Statement has been prepared in connection with the solicitation of proxies by the Board of Directors of Guaranty Federal Bancshares, Inc. (the “Company”) for use at the annual meeting of stockholders to be held on May 29, 2019 (the “Annual Meeting”), and at any adjournment(s) thereof. The Annual Meeting will be held at 6:00 p.m., local time, at the Guaranty Bank Headquarters, 2144 E Republic Rd, Suite F200, Springfield, Missouri. This Proxy Statement will first be made available to stockholders on April 16, 2019.

RECORD DATE--VOTING--VOTE REQUIRED FOR APPROVAL

All persons who were holders of record of the common stock, par value $0.10 per share (“Common Stock”) of the Company at the close of business on April 4, 2019 (“Record Date”) will be entitled to cast votes at the Annual Meeting. Article XIII of the Company’s Certificate of Incorporation provides that the number of shares of Common Stock that may be voted by a record holder who beneficially owns Common Stock in excess of 10% of the outstanding shares of Common Stock as of the Record Date (the “Limit”), will be determined pursuant to a formula set forth in Article XIII. However, if the Company’s Board of Directors (the “Board of Directors” or the “Board”) approves the acquisition of the shares of Common Stock that result in the record owner beneficially owning more than 10% of the outstanding Common Stock, Article XIII is not applicable. Further, this restriction does not apply to employee benefit plans of the Company.

Voting may be by proxy or in person. As of the Record Date, the Company had 4,483,364 shares of Common Stock issued and outstanding. Holders of a majority of the outstanding shares of Common Stock entitled to vote (after giving effect, if required, to Article XIII), will constitute a quorum for purposes of transacting business at the Annual Meeting.

Stockholders are urged to vote in one of the following manners: (i) via the Internet at www.investorvote.com/GFED; (ii) by telephone at 1-800-652-VOTE (8683); or (iii), for stockholders who request a paper copy, by indicating their vote in the appropriate spaces on the proxy card. Each proxy solicited hereby, if properly executed, duly received by the Board of Directors and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting in accordance with the stockholder’s instructions indicated thereon. Where no instructions are indicated, proxies will be voted by those named in the proxies FOR the approval of the specific proposals presented in this Proxy Statement and on the proxy card and in the discretion of those named in the proxies upon any other business that may properly come before the Annual Meeting or any adjournment thereof. Each stockholder shall have one vote for each share of Common Stock owned. No appraisal or dissenters’ rights exist for any action to be taken at the Annual Meeting.

A stockholder giving a proxy has the power to revoke the proxy at any time before it is exercised by filing with the Secretary of the Company written instructions revoking the proxy. A duly executed proxy bearing a later date will be sufficient to revoke an earlier proxy. The proxy executed by a stockholder who attends the Annual Meeting will be revoked only if that stockholder files the proper written instrument with the Secretary prior to the end of the voting at the Annual Meeting.

To the extent necessary to assure sufficient representation at the Annual Meeting, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone, by internet or by further correspondence. Officers, directors and regular employees of the Company will not be compensated for their solicitation efforts. The cost of soliciting proxies from stockholders will be borne by the Company. The Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock.

Regardless of the number of shares of the Company’s Common Stock owned, it is important that stockholders be represented by proxy or be present in person at the Annual Meeting. In order for any proposals considered at the Annual Meeting to be approved by the Company’s stockholders, a quorum must be present. Stockholders are requested to vote by visiting the internet at www.investorvote.com/GFED, calling 1-800-652-VOTE (8683) or by requesting a paper proxy card and returning it signed and dated in the enclosed postage-paid envelope.

Only holders of record of the Common Stock are entitled to vote at the Annual Meeting. An abstention occurs when a holder of record of Common Stock who has the right to vote such shares on a particular matter does not vote such shares on that matter. Brokers who are record holders of Common Stock are entitled to vote the shares they hold for their customers in “street name” only on routine matters when their customers (i.e. the “beneficial owners”) do not instruct the brokers how to vote their shares on that routine matter. Only Proposal Three, the ratification of BKD, LLP as the Company’s independent registered public accounting firm, is deemed to be a routine matter. Therefore, brokers will be entitled to vote shares of Common Stock they hold in street name for their customers in the absence of instructions on how to vote by the beneficial owners only on Proposal Three. Proposals One and Two are not deemed to be routine matters and, as such, brokers are not entitled to vote shares of Common Stock they hold in street name on Proposals One and Two in the absence of instructions from the beneficial owners on how to vote their shares. These are referred to as “broker non-votes”.

Proposal 1 is the election of nominees for positions as directors of the Company. Directors are elected by a plurality of the votes cast (meaning that the three director nominees who receive the highest number of shares voted “for” their election are elected. Withheld votes and broker non-votes are not considered votes cast for the foregoing purposes and will have no effect on the election of the nominees for positions as directors.

Proposal 2 (advisory vote on executive compensation) and Proposal 3 (ratification of BKD as the Company’s independent registered public accounting firm) both require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote on those matters at the Annual Meeting. This means that of the shares represented at the meeting and entitled to vote, a majority of them must be voted for Proposal 2 and for Proposal 3, respectively for Proposal 1 to be approved and for Proposal 2 to be approved. Abstentions will have the same effect as a vote “against” these proposals and broker non-votes will have no effect on the votes for these proposals.

Pursuant to Article XIII of the Company’s Certificate of Incorporation, the voting restrictions imposed thereby will apply to a broker, a bank, trust company or other nominee that is the record holder of Common Stock it holds for beneficial owners that either individually or collectively own in excess of the Limit. However, if the Board approved the acquisition of the shares by the broker, bank, trust company or other nominee that resulted in that record holder beneficially owning more than 10% of the outstanding Common Stock, the voting restrictions imposed by Article XIII would not be applicable and such shares would be voted as instructed by the beneficial owner.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND management

Persons and groups owning in excess of 5% of the Common Stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Article XIII of the Certificate of Incorporation of the Company restricts the voting of all shares of Common Stock beneficially owned by record holders who beneficially own in excess of 10% of the outstanding shares of Common Stock unless the Board approved the acquisition of the shares that resulted in the record owner beneficially owning more than the Limit. This restriction does not apply to employee benefit plans of the Company. The following table sets forth, as of the Record Date, persons or groups who are known by the Company to beneficially own more than 5% of the Common Stock.

	Amount and Nature of		Percent of Total
Name and Address	Beneficial		Outstanding
of Beneficial Owner	Ownership		Common Shares
Castle Creek Capital Partners V, LP
6051 El Tordo
Racho Santa Fe, CA 92067	918,804	(1)	20.49%

FJ Capital Management, LLC
1313 Dolley Madison Blvd, Ste 306
McLean, VA 22101	401,959	(2)	8.97%

(1)

Information based on a joint schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2018 by Castle Creek Capital Partners V, LP (“Fund V”), Castle Creek Capital V LLC (“CCC V”), John M. Eggmeyer III, Mark G. Merlo, John T. Pietrzak and J. Mikesell Thomas as the “Reporting Persons.” Each of the Reporting Persons may be deemed to be the beneficial owner of the 918,804 shares of Common Stock held directly by Fund V. CCC V is the sole general partner of Fund V. Mr. Eggemeyer, Mr. Merlo, Mr. Pietrzak, and Mr. Thomas share voting and dispositive power over the 918.804 shares beneficially owned by Fund V, due to the fact that each is a managing principal of CCC V. CCC V, Mr. Eggemeyer, Mr. Merlo, Mr. Pietrzak, and Mr. Thomas each disclaim beneficial ownership of the Common Stock, except to the extent of their respective pecuniary interest in Fund V. The record holder of the shares of Common Stock beneficially owned by Fund V may vote all 918,804 shares of Common Stock beneficially owned by it, without restrictions on voting imposed by Article XIII of the Company’s Certificate of Incorporation, because the Board of Directors approved the acquisition of the shares of Common Stock that exceed the Limit.

(2)

Information based on a joint schedule 13G/A filed with the SEC on February 14, 2019 by FJ Capital Management LLC (“FJ”), Financial Opportunity Fund (“FOF”), Bridge Equities III LLC (BE III”), Bridge Equities VIII LLC (“BE VIII”), Bridge Equities IX LLC (“BE IX”), Bridge Equities X LLC (“BE X”), Bridge Equities XI LLC (“BE XI”), Martin S. Friedman, SunBridge Manager LLC (“SB Manger”), SunBridge Holdings LLC (“SB Holdings”) and Realty Investment Company Inc. (“RIC”) as the “Reporting Persons.” The Schedule 13G/A reports shared voting and investment power over the shares as follows: FJ (401,959 voting and 138,682 investment), FOF (121,871 voting and investment), BE III (246,186 voting and investment), BE VIII (2,794 voting and investment), BE IX (3,252 voting and investment), BE X (2,295 voting and investment), BE XI (8,750 voting and investment), Mr. Friedman (401,959 voting and 138,682 investment), SB Manager (263,277 voting and investment), SB Holdings (263,277 voting and investment) and RIC (263,277 voting and investment).

The following table sets forth certain information as of the Record Date, with respect to the shares of Common Stock beneficially owned by each of the directors, nominees for director and Named Executive Officers (see section titled “Summary Compensation Table”) of the Company, and the total shares beneficially owned by directors and executive officers as a group. The Company’s policy is for each director to own a minimum of 2,500 shares, exclusive of stock grants and non-exercised stock options. Directors with less than five years of experience on the Board are required to own a minimum of 500 shares for each full year of service on the Board, up to 2,500 shares. Less than 1% stock ownership is shown below with an asterisk (*).

	Amount and Nature of		Percent of Total
	Beneficial		Outstanding
Name of Beneficial Owner	Ownership (1)		Common Shares
Shaun A. Burke	54,921		1.2%
Kurt Hellweg	95,633		2.1%
Tim Rosenbury	28,772		*
Jamie Sivils, III	25,614		*
James Batten	27,069	(2)	*
John Griesemer	110,885		2.5%
David Moore	5,823		*
Greg Horton	4,439		*
Tony Scavuzzo	918,804	(3)	20.5%
Carter Peters	26,093		*
Sheri Biser	15,224		*
H. Charles Puls	1,000	(4)	*
Robin Robeson	11,168		*
Total owned by all directors and executive officers as a group (Thirteen persons)	1,325,445	(5)	29.5%

(1)

Amounts may include shares held directly, as well as shares held jointly with family members, in retirement accounts,  in a fiduciary capacity, by certain family members, by certain related entities or by trusts of which the directors and executive officers are trustees or substantial beneficiaries, with respect to which shares the respective director or executive officer may be deemed to have sole or shared voting and/or investment powers.  Due to the rules for determining beneficial ownership, the same securities may be attributed as being beneficially owned by more than one person.  The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities.

(2)	Includes 5,000 shares that may be acquired within 60 days of the Record Date through the exercise of options.

(3)	Includes 918,804 shares held by Castle Creek Capital Partners V, LP. Mr. Scavuzzo is a Principal at Castle Creek and disclaims beneficial ownership.

(4)	Executive officer is no longer with the company and information is as of October 2018, however an attempt was made to obtain more current information.

(5)	Includes 5,000 shares that may be acquired within 60 days of the Record Date through the exercise of options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Common Stock, to file reports detailing their ownership and changes of ownership in the Common Stock with the SEC and to furnish the Company with copies of all such ownership reports. Based solely on the Company’s review of the copies of the ownership reports furnished to the Company, and written representations relative to the filing of certain forms, the Company believes that all Section 16(a) filing requirements applicable to its officers and directors, and persons who own more than 10% of the Common Stock, were complied with during the 2018 fiscal year.

FIRST PROPOSAL: ELECTION OF DIRECTORS

The number of directors constituting the Board will be nine. The Board is divided into three classes. The term of office of one class of directors expires each year in rotation so that the class up for election at each annual meeting of stockholders has served for a three-year term. The terms of three of the present directors (Messrs. Horton, Rosenbury and Scavuzzo) are expiring at the Annual Meeting.

Messrs. Horton, Rosenbury and Scavuzzo have been nominated, upon the recommendation of the Nominating Committee of the Board, by the Board and, upon election at the Annual Meeting, will hold office for a three-year term expiring in 2022 or until their successors are elected and qualified. Each nominee has indicated that he is willing and able to serve as a director if elected and has consented to being named as a nominee in this Proxy Statement.

Unless otherwise specified on the proxies received by the Company, it is intended that executed proxy cards received in response to this solicitation will be voted in favor of the election of each person named in the following table to be a director of the Company for the term as indicated, or until his successor is elected and qualified. There are no arrangements or understandings between the nominees or directors and any other person pursuant to which any such person was or is selected as a director or nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR THE FOLLOWING NOMINEES FOR THREE-YEAR TERMS EXPIRING 2022

Name	Age (1)	Director Since	Current Term Expires
Greg A. Horton	59	2016	2019
Tim Rosenbury	62	2002	2019
Tony Scavuzzo	37	2018	2019

In addition to the three nominees proposed to serve on the Board as described above, the following individuals are also directors of the Company, each serving for the current term indicated.

Directors Who Are Not Nominees
Who Will Continue in Office After the Annual Meeting

Name	Age (1)	Director Since	Current Term Expires
John F. Griesemer	51	2008	2020
James L. Sivils, III	54	2002	2020
David T. Moore	47	2014	2020
Shaun A. Burke	55	2004	2021
Kurt D. Hellweg	61	2000	2021
James R. Batten	56	2006	2021
(1)	As of the Record Date

Biographical Information

Set forth below are brief summaries of the background and business experience, including principal occupation, of each nominee and director currently serving on the Board of Directors of the Company.

James R. Batten, CPA, is Chief Financial Officer of International Dehydrated Foods (IDF) a privately held manufacturer of ingredients for the food industry.  Prior to joining IDF in September 2016, Mr. Batten served as a management consultant serving businesses and non-profit organizations from March 2014 through August 2016.  Mr. Batten was the Executive Vice President of Convoy of Hope, an international nonprofit relief organization from April 2009 through February 2014.  Mr. Batten served as Chief Operations Officer and Executive Vice President of AG Financial Solutions from September 2007 through March 2009.  Mr. Batten served as the Executive Vice President of Finance, Chief Financial Officer and Treasurer of O’Reilly Automotive, Inc. (NASDAQ: ORLY) from January 1993 through March 2007.  Prior to joining O’Reilly, Mr. Batten was employed by the accounting firms of Whitlock, Selim & Keehn, from 1986 to 1993 and Deloitte, Haskins & Sells from 1984 until 1986.  Mr. Batten is a member of the board of AG Financial Solutions, Foundation Capital Resources and Treasurer of Hope Church.  Mr. Batten is a former member of the NASDAQ Issuer Affairs Committee.  He has also served on a number of other professional and civic boards including the Springfield Area Chamber of Commerce, Big Brothers Big Sisters of the Ozarks and New Covenant Academy.

John F. Griesemer is President, Chief Executive Officer and member of the Board of Directors of the Erlen Group.  The Erlen Group is a privately held family of industrial companies, including Springfield Underground, Westside Stone, and Joplin Stone.  Mr. Griesemer holds a B.S. degree in Industrial Management and Engineering from Purdue University.  He is the Chairman of the Board of Mercy Springfield Communities, member of the Springfield Catholic Schools Board and a member of the Board of the National Stone Sand and Gravel Association.  He is a past Member of the Board of the Missouri Limestone Producers Association, Catholic Campus Ministries, Junior Achievement of the Ozarks and Ozark Technical Community College Foundation.  Mr. Griesemer brings to the Board a strong organizational and leadership background, management experience and deep ties in the local community.

Kurt D. Hellweg is the Chairman of the Board of International Dehydrated Foods, Inc. (“IDF”), American Dehydrated Foods, Inc. (“ADF”), Food Ingredients Technology Company, L.L.C (“FITCO”) – a joint venture with Mars Petcare, and Chairman of the Board of IsoNova Technologies, L.L.C. (“IsoNova”) – a joint venture with Rembrandt Enterprises, Inc. IDF, ADF, FITCO and IsoNova are privately held companies that manufacture and market ingredients for both the food and feed industries. Mr. Hellweg joined ADF in 1987 and has previously served as Vice President of Sales, Senior Vice President of Operations, and President/COO. Prior to joining ADF, Mr. Hellweg was an officer in the U.S. Navy from 1980 to 1987. During that time, he served tours as a helicopter pilot in the Atlantic Fleet and as an instructor pilot. Mr. Hellweg holds a B.S. degree in Engineering from the University of Nebraska. He is a past Board Member of the Springfield Area Chamber of Commerce, the Springfield Area Arts Council, and the Springfield Symphony. He is the founding member of the Greater Ozarks Chapter of World Presidents’ Organization (“WPO”) (where he is still active) and has previously chaired the Greater Ozarks Chapter of the Young Presidents’ Organization. He is a Black Belt in Taekwondo, a member of Mensa, and enjoys competing in ultra-distance bicycling races. He currently serves on the following Boards: ADF, CoxHealth, the Darr Family Foundation, Environmental Works, Inc., FITCO, Hammons Products Company, IDF, IsoNova, WPO, and is a Trustee of the ADF profit sharing plan, serving as a Director of the Investment Committee.

Tim Rosenbury, AIA, is a Partner of Butler, Rosenbury & Partners, Inc., an architecture and planning firm in Springfield, Missouri.  Mr. Rosenbury joined the firm in 1984 after practicing in Memphis, Tennessee.  He graduated with a B.Arch. from Mississippi State University in 1980, which in 1999 awarded him the designation of Alumni Fellow.  He is a member of a number of professional and civic organizations, many of which he has held leadership positions, including Chairman of the Springfield Area Chamber of Commerce and President of the Board of Education for Springfield Public Schools. Mr. Rosenbury brings to the Board strong community leadership and significant experience in general business and real estate development and management.

James L. Sivils, III, JD, is the CEO of Environmental Works, Inc., an environmental consulting firm with offices in Springfield, Kansas City and St. Louis, MO.  Mr. Sivils began his career as a Missouri licensed attorney in 1990.  In 1993, Mr. Sivils began developing real estate and became a licensed Missouri Real Estate Broker. Mr. Sivils has developed numerous commercial and residential projects in Southwest Missouri.  Mr. Sivils holds a J.D. degree from the University of Missouri – Kansas City Law School and a B.A. degree from the University of Missouri – Columbia.  Mr. Sivils is a member and past Chapter Chair of the Ozarks Chapter of the Young Presidents’ Organization (YPO) and is now a member and Chapter Chair of the Ozarks Chapter of YPO-Gold.  Mr. Sivils legal background, knowledge and experience with real estate matters and experience running a 200+ employee company make him a valuable resource to the Board.

David T. Moore is President, Chief Executive Officer, and member of the Board of Directors of Paul Mueller Company. Paul Mueller Company is a publicly held manufacturer of milk cooling equipment and processing equipment headquartered in Springfield, Missouri. Mr. Moore has worked at Paul Mueller Company since 2002, serving as the President since 2011. Additionally, he has been a member of the company’s Board of Directors since 1997. Prior to joining Paul Mueller Company, Mr. Moore was Vice President of Product Development at Corporate Document Systems, a computer software company, for six years. Mr. Moore holds an MBA from The University of Chicago - Booth School of Business and a B.A. from Middlebury College. Mr. Moore is a valuable asset to the Board due to his significant experience in public company management, corporate governance, business acquisition and integration, and information and technology development.  In addition, Mr. Moore has long-term personal and business ties to the local community.

Greg A. Horton, CPA, is Chief Executive Officer and co-owner of Integrity Home Care & Hospice, a multi-line home health care enterprise that employs 2,000 and serves over 5,000 clients in Missouri and Kansas, and co-founder of affiliate Integrity Pharmacy.  Prior to launching Integrity Home Care in 2000, Mr. Horton was a partner in the accounting firm Whitlock, Selim & Keehn, LLP.  He has twenty years of experience in public accounting with an emphasis in management consulting, information systems, and auditing services.  Mr. Horton holds a Bachelor of Science in Business Administration with an Accounting Specialization from Central Missouri State University.  He is a member of the American Institute of Certified Public Accountants and has been active in board and volunteer service with the Fellowship of Christian Athletes, Boys & Girls Town of Missouri, Rotary Club of Springfield Southeast, and the Springfield Area Chamber of Commerce.  Mr. Horton’s expertise in large service-based organizations and his background in public accounting make him a valuable resource to the Board.

Shaun A. Burke joined Guaranty Bank (the “Bank”) in March 2004 as President and Chief Executive Officer and was appointed President and Chief Executive Officer of the Company on February 28, 2005.  He has over 32 years of banking experience. Mr. Burke received a Bachelor of Science Degree in Finance from Missouri State University and is a graduate of the Graduate School of Banking of Colorado.    Mr. Burke currently serves on the board of the Missouri Bankers Association as Chairman and previously served as Chairman of the Legislative Affairs Committee and Chairman of the Audit Committee.  From 2014 to 2017, he served on the Community Bankers Council of the American Bankers Association.   In March 2016 he was appointed to the Federal Reserve Bank of St. Louis’ Community Depository Institutions Advisory Council.  From 2012 to 2014, he was a Board Member of the Springfield Area Chamber of Commerce serving as Vice Chairman of Economic Development in 2014.  From 2009 through 2014, he was a Board Member of the Springfield Business Development Corporation, the economic development subsidiary of the Springfield Area Chamber of Commerce serving as President in 2012.  He is also a past Member of the United Way Allocations and Agency Relations Executive Committee, Salvation Army Board, and Big Brothers Big Sisters Board.

Tony Scavuzzo, CFA, is a Principal at Castle Creek Capital, an alternative asset management firm, and joined the firm in 2009. Mr. Scavuzzo is responsible for the identification and evaluation of investment opportunities, transaction execution, and portfolio company monitoring. He has led or supported investments in numerous recapitalization, distressed, and growth situations and works with executive management teams on strategic planning, operational improvements, acquisitions, and capital financings. He is currently a director with multiple banking institutions and serves on various board committees regarding governance, compensation and risk. Mr. Scavuzzo was formerly Treasurer and member of the Board of Directors for the CFA Society of San Diego and past Chairman of the Finance Committee for the CFA Society of Chicago. Mr. Scavuzzo holds an MBA in Finance, Accounting and Entrepreneurship from the University of Chicago Booth School of Business and a BBA in Finance from the University of Iowa. He is also a CFA Charterholder.

Director Independence

The Board has determined that all of the directors, except for Mr. Burke who is an executive officer of the Company, are “independent directors” as that term is defined in Rule 5605(a) (2) of the Marketplace Rules of The NASDAQ Stock Market (“NASDAQ”). These directors constitute a majority of the Board.

Board Leadership Structure

Throughout its history, the Company has kept the positions of Chairman of the Board and Chief Executive Officer separate. Currently, Mr. Batten holds the position of Chairman of the Board (since 2016) and Mr. Burke holds the position of Chief Executive Officer. Mr. Batten is considered to be “independent” according to NASDAQ listing requirements.

The Board believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.  Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead the Board in its fundamental role of providing advice to and independent oversight of management.  We believe that having an independent Chairman eliminates the conflicts of interest that may arise when the positions are held by one person.  In addition, this leadership structure allows the Board to more effectively monitor and evaluate the performance of our Chief Executive Officer.

Board’s Role in Risk Oversight

It is necessary to effectively manage risk when managing and operating every financial institution. We face a number of risks, including but not limited to, general economic risks, credit risks, regulatory risks, audit risks, information security and technology risks, reputational risks, and business competition. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the general oversight of risk management. In its role of risk oversight, the Board has the responsibility to satisfy itself that the risk management processes and procedures designed and implemented by management are appropriate and functioning as designed.

While the full Board is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have specific responsibilities with respect to our risk oversight. Each Board committee has been assigned oversight responsibility for specific areas of risk and risk management, and each committee considers risks within its areas of responsibility. Each of these committees receives regular reports from management regarding our risks and reports regularly to the Board concerning risk.

We believe that providing for full and open communication between management and the Board is essential for effective risk management and oversight. Certain senior management personnel, consistent with their specific areas of responsibility, attend Board meetings and/or Board committee meetings on a regular and consistent basis. We have regular and ongoing reporting and communication mechanisms in place to ensure that oversight is effective.

Meetings and Committees of the Board of Directors

The business of the Company is conducted at regular and special meetings of the full Board of Directors and its standing committees. The standing committees consist of the Executive, Audit, Compensation, Nominating, Investment, Special and Building. During the twelve months ended December 31, 2018, the Board held twelve regular meetings. Director Scavuzzo attended less than 75% of those meetings and the meetings held by all committees of the Board of Directors on which he served.

Although the Company does not have a formal policy regarding director attendance at the Company’s annual stockholders’ meeting, all directors are expected to attend these annual meetings absent extenuating circumstances. All current directors attended the Company’s annual meeting of stockholders held on May 23, 2018.

Stockholder Communications with Directors

Stockholders and other interested persons who wish to communicate with the Board of Directors of the Company, or any individual director, should send their written correspondence by mail to: Vicki Lindsay, Secretary, Guaranty Federal Bancshares, Inc., 2144 E. Republic Rd., Ste F200, Springfield, Missouri, 65804.

Audit Committee

The Company has a separately designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee of the Board currently consists of four directors: Messrs. Moore, Horton, Batten, and Hellweg, each of whom is an “independent director” as defined under the NASDAQ listing standards and the criteria for independence set forth in Rule 10A-3 of the Securities Exchange Act of 1934. The Board has determined that Mr. Moore qualifies as an Audit Committee Financial Expert, as defined in the rules and regulations of the SEC. This standing committee, among other things, (i) regularly meets with the internal auditor to review audit programs and the results of audits of specific areas as well as other regulatory compliance issues, (ii) meets at least annually in executive session with the Company’s independent auditors to review the results of the annual audit and other related matters, and (iii) meets quarterly with management and the independent auditors to review the Company’s financial statements and significant findings based on the independent auditor’s review. The Audit Committee is responsible for hiring, retaining, compensating and terminating the Company’s independent auditors. The Audit Committee operates under a written charter adopted by the Company’s Board of Directors, which was included as Appendix A to the Proxy Statement prepared in connection with the annual meeting of stockholders held on May 23, 2018.

During the twelve months ended December 31, 2018, the Audit Committee met four times.

Nominating Committee

The Nominating Committee of the Board is composed of three or more directors as appointed by the Board, each of whom are required to be an “independent director” as defined under the NASDAQ listing standards. Currently, the Nominating Committee consists of three directors, Messrs. Committee Chairman Sivils, Moore, and Batten, each of whom is an “independent director.” During the twelve months ended December 31, 2018, the Nominating Committee met two times. The Nominating Committee operates under a formal written charter adopted by the Board of Directors. A copy of the Nominating Committee Charter was included as Appendix A to the Proxy Statement prepared in connection with the annual meeting of stockholders held on May 24, 2017.

The Nominating Committee is responsible for identifying individuals qualified to serve as members of the Board and recommending to the Board the director nominees for election and appointment to the Board, as well as director nominees for each of the committees of the Board. In accordance with its charter, the Nominating Committee recommends candidates (including incumbent nominees) based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Company’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole. The Committee monitors the mix of skills and experience of its directors and committee members in order to assess whether the Board has the appropriate tools to perform its oversight function effectively. The Committee does not have a separate diversity policy, but the Nominating Committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics which may contribute to the Board.

With respect to nominating existing directors, the Nominating Committee reviews relevant information available to it and assesses their continued ability and willingness to serve as a director. The Nominating Committee will also assess such person’s contribution in light of the mix of skills and experience the Nominating Committee has deemed appropriate for the Board as a whole. With respect to nominations of new directors, the Nominating Committee will conduct a thorough search to identify candidates based upon criteria the Nominating Committee deems appropriate and considering the mix of skills and experience necessary to complement existing members of the Board. The Nominating Committee will then review selected candidates and make its recommendation to the Board.

Nominations by a stockholder will be considered by the Nominating Committee if such nomination is written and delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company between 30 and 60 days prior to the meeting at which such nominee may be considered. However, if less than 31 days’ notice of the meeting is given by the Company to stockholders, written notice of the stockholder nomination must be given to the Secretary of the Company as provided above no later than the tenth day after notice of the meeting was mailed to stockholders. A nomination must set forth, with respect to the nominee, (i) name, age, and business address and if known, the residence address, (ii) principal occupation or employment, (iii) Common Stock beneficially owned, and (iv) other information that would be required in a proxy statement including such nominee’s written consent to be named in the Proxy Statement as a nominee and to serving as a director if elected. The stockholder giving notice must list his or her name and address, as they appear on the Company’s books, and the amount of Common Stock beneficially owned by him or her. In addition, the stockholder making such nomination must promptly provide to the Company any other information reasonably requested by the Company. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations.

Compensation Committee

The Board of Directors of the Company and the Board of Directors of the Bank are comprised of the same persons. The Compensation Committee of the Bank’s Board of Directors, which consists solely of non-employee directors of the Bank, is comprised of Messrs. Committee Chairman Hellweg, Griesemer, Moore, Scavuzzo and Horton. As indicated above, each of these committee members is an “independent director” as defined under the NASDAQ listing standards. The Company has no employees and relies on employees of the Bank for the limited services received by the Company. All compensation paid to executive officers of the Company is paid by the Bank.

The Compensation Committee, together with the full Board, is responsible for designing the compensation and benefit plans for all employees, executive officers and directors of the Company and the Bank, including the Chief Executive Officer, based on its review of performance measures, industry salary surveys and the recommendations of management concerning compensation (See “Report on Executive Compensation”). The Compensation Committee recommends adjustments to the compensation of the Chief Executive Officer and the other Named Executive Officers of the Company based upon its assessment of individual performance and the Bank’s performance, and makes other recommendations, when appropriate, to the full Board of Directors. Independent consultants may be engaged directly by the Compensation Committee to evaluate the Company’s executive compensation. The Compensation Committee, together with the full Board, determines the compensation of all other officers. The Compensation Committee may delegate its authority to a subcommittee of the Compensation Committee.

During the twelve months ended December 31, 2018, the Compensation Committee met one time. The Compensation Committee operates under a formal written charter adopted by the Company’s Board of Directors. A copy of the Compensation Committee Charter was included as Appendix B to the Proxy Statement prepared in connection with the annual meeting of stockholders held on May 24, 2017.

REPORT OF THE COMPENSATION COMMITTEE

Compensation Committee Interlocks and Insider Participation

Since August 2002, the Compensation Committee of the Board has consisted of non-employee directors of the Bank. Mr. Burke, the current President and Chief Executive Officer of the Company and the Bank, did not serve as a member of the Compensation Committee during 2018. No executive officer of the Company served on the Compensation Committee or Board of Directors of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Overall Compensation Philosophy and Objectives

The Compensation Committee, together with the full Board, has designed the compensation and benefit plans for all employees, executive officers and directors in order to attract and retain individuals who have the skills, experience and work ethic to provide a coordinated work force that will effectively and efficiently carry out the policies adopted by the Board and to manage the Company and the Bank to meet the Company’s mission, goals and objectives.

To determine the compensation of executive officers and directors, the Compensation Committee reviews industry compensation statistics based on our asset size, makes cost of living adjustments, and establishes salary ranges for each executive officer and fees for the Board. The Compensation Committee then reviews (i) the financial performance of the Bank over the most recently completed fiscal year (including Return on Assets, Return on Equity, asset quality, etc.) compared to results at comparable companies within the industry, and (ii) the responsibilities and performance of each executive officer and the salary compensation levels of each executive officer compared to like positions at comparable companies within the industry. The Compensation Committee evaluates all factors subjectively in the sense that they do not attempt to tie any factors to a specific level of compensation.

The Compensation Committee offers long-term incentives for executive officers and other management personnel primarily in the form of restricted stock awards. We believe that our stock award programs are an important component of compensation to attract and retain talented executives, provide an incentive for long-term corporate performance, and to align the long-term interests of executives and stockholders.

All executive officers may participate on an equal, non-discriminatory basis with all other employees of the Bank in the Bank’s contributory 401(k) tax-deferred savings plan, medical insurance plan, long-term disability plan and group life insurance plan. The Compensation Committee of the Bank recommends all compensation and benefit plans to the full Board for approval annually.

Executive Compensation Philosophy and Objectives

The Compensation Committee is guided by the following four key principles in determining the compensation of the Company’s executive officers:

●	Competition. The Committee believes that compensation should reflect the competitive marketplace, so the Company can attract, retain and motivate talented personnel.
●

Accountability for Business Performance. Compensation should be tied in part to the Company’s financial performance, so that executives are held accountable through their compensation for the performance of the Company.

●	Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to reflect individual contributions to the Company’s performance.

●

Alignment with Stockholder Interests. Compensation should be tied in part to the Company’s stock performance through long-term incentives such as restricted stock, to align the executive’s interests with those of the Company’s stockholders.

Consideration of 2018 Say on Pay

At the Company’s 2018 annual meeting of shareholders, 93.07% of voting shareholders approved the non-binding advisory proposal on the compensation of the Named Executive Officers (or “NEOs”), (commonly referred to as a “say-on-pay” vote).

The Board and the Compensation Committee pay careful attention to communications received from shareholders regarding executive compensation, including the non-binding advisory vote. The Company carefully considered the result of the 2018 advisory vote on executive compensation but not for specific 2018 compensation decisions. Based on this consideration and the other factors described in this Compensation Discussion and Analysis, the Compensation Committee did not materially alter the policies or structure for the NEO’s compensation for 2018 or 2019.

Report of Executive Compensation

The compensation of the Chief Executive Officer (the “CEO”) and other NEOs is recommended by the Compensation Committee with final approval from the full Board. The CEO is not a member of the Compensation Committee and does not attend any Compensation Committee meetings unless specifically requested to do so by the Chairman of the Compensation Committee. The CEO may act as a key discussion partner with the Compensation Committee members to provide information regarding business context, the market environment and our strategic direction. The CEO also provides recommendations to the Compensation Committee on individual performance evaluations and compensation for the NEOs, other than himself. The Compensation Committee strives to provide total compensation that is aligned and competitive with compensation data, based on a peer group of selected publicly-traded companies within the banking industry, a similar geographic location and with comparable financial performance. This information was compiled in 2019 by ChaseCompGroup, LLC, a compensation consulting group engaged by the Compensation Committee. The peer group provides a reference point when making pay decisions and benchmarking short-term and long-term incentive plan awards and mechanics. The compensation packages reflect a range based on this analysis, augmented by the performance of the individual executive officer and the Company. Grants under the various equity plans described below provide long-term incentive to stay with the Company, but should not replace, or override, maintenance of the compensation range established from the peer group.

The Compensation Committee has reviewed all components of the CEO’s and the other NEOs compensation, including salary, bonus, accumulated and realized and unrealized stock options and restricted stock awards. Based on this review, the Committee finds the CEO’s and other NEOs total compensation in the aggregate to be reasonable and not excessive. It should be noted that when the Compensation Committee considers any component of the CEO’s and NEOs total compensation, the aggregate amounts and mix of all the components, including accumulated and realized and unrealized stock options and restricted stock awards, are taken into consideration in the Committee’s decisions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Statement for filing with the SEC.

In view of the current economic and financial environment, the Compensation Committee of the Board of Directors has reviewed the design and operation of the Company's incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards and evaluated the relationship between the Company's risk management policies and practices and these arrangements. The Compensation Committee’s review was designed to assess whether any aspect of the compensation program would encourage any of the Company’s executives to take any unnecessary or inappropriate risks that could threaten the value of the Company or the Bank.

The Committee members identified the risks that the Company faces that could threaten its value. These risks include, but are not limited to, the following:

●	Credit risk
●	Liquidity risk
●	Interest rate risk
●	Market risk
●	Operation/transactional risk
●	Information and technology risk
●	Fiduciary/litigation risk
●	Compliance risk
●	Environmental risk
●	Reputation risk
●	Financial risk
●	Fraud risk

The Compensation Committee also reviewed and discussed materials on compensation risk assessment, including information on executive compensation design and administrative features that could induce excessive risk taking. In this regard, the performance objectives contained in our annual incentive compensation plan have been balanced with those contained in our long-term incentive compensation plan to ensure that both are aligned and consistent with our long-term business plan, our mix of equity-based awards has been allocated to ensure an appropriate combination of incentive and retention objectives, and our stock ownership guidelines have been established to ensure that the interests of our Senior Executive Officers have been aligned with the interests of our stockholders.

THE COMPENSATION COMMITTEE
Kurt D. Hellweg	John F. Griesemer
David T. Moore	Greg A. Horton
Tony Scavuzzo

Summary Compensation Table

The following table sets forth information with respect to the compensation awarded to, paid to or earned for the periods indicated by the CEO, the Chief Financial Officer (“CFO”), the Chief Lending Officer (“CLO”), the Chief Credit Officer (“CCO”) and the Chief Operating Officer (“COO”). These executive officers are collectively referred to as the NEOs. During the fiscal year ended December 31, 2018, no other person served as the CEO or CFO of the Company, and no other executive officer received annual compensation that exceeded $100,000.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation	All Other Compensation		Total Compensation
Shaun A. Burke	2018	$314,167	$108,282	$-	$-	$-	$-	$17,041	(4)	$439,490
President/CEO	2017	310,000	104,160	-	-	-	-	17,490	(4)	431,650
	2016	306,866	61,000	47,850	-	-	-	16,080	(4)	431,796
Carter Peters	2018	208,333	72,188	-	-	-	-	13,447	(5)	293,968
EVP/CFO	2017	197,500	63,350	-	-	-	-	12,801	(5)	273,651
	2016	184,166	62,000	36,000	-	-	-	13,709	(5)	295,875
H. Charles Puls	2018	178,833	45,000	-	-	-	-	11,906	(6)	235,739
EVP/CLO	2017	172,500	61,977	-	-	-	-	12,539	(6)	247,016
	2016	87,575	6,832	-	-	-	-	3,725	(6)	98,132
Sheri Biser	2018	181,833	62,907	-	-	-	-	7,273	(7)	252,013
EVP/CCO	2017	175,500	63,052	-	-	-	-	8,462	(7)	247,014
	2016	172,333	36,049	17,175	-	-	-	7,580	(7)	233,137
Robin Robeson	2018	226,667	78,719	-	-	-	-	8,276	(8)	313,662
EVP/COO	2017	211,667	68,102	-	-	-	-	8,467	(8)	288,236
	2016	194,166	54,000	37,995	-	-	-	9,286	(8)	295,447

(1)	No director fees were paid to Mr. Burke for any of the years presented.
(2)	Cash bonuses were awarded to NEOs in accordance with established Executive Incentive Compensation Annual Plans.
(3)

This column represents compensation related to restricted stock awards granted in 2016. Amounts represent the aggregate grant date fair value computed in accordance with Accounting Standards Codification Topic 718 (“ASC Topic 718”) of time-vested restricted stock granted. No assumptions were necessary to determine the fair value. The number of shares and grant price of restricted stock awarded to each of the executives was as follows: Mr. Burke: 2016 – 3,190 shares at a per share grant price of $15.00; Mr. Peters: 2016 – 2,400 shares at a per share grant price of $15.00; Ms. Biser: 2016 – 1,145 shares at a per share grant price of $15.00; and Ms. Robeson: 2016 – 2,533 shares at a per share grant price of $15.00. The restricted stock grants cliff vest three years after the grant date.

(4)

Amount includes payments of $11,000, 10,800 and $10,600 in 2018, 2017 and 2016, respectively, to Mr. Burke for the Company’s 401(k) matching contribution and payments of $6,041, $6,690 and $5,480, respectively, for country club dues.

(5)

Amount includes payments of $8,333, $7,900 and $8,806 in 2018, 2017 and 2016, respectively, to Mr. Peters for the Company’s 401(k) matching contribution and payments of $5,114, 4,901 and $4,903, respectively, for country club dues.

(6)

Amount includes payments of $7,153, $6,900 and $1,700 in 2018, 2017 and 2016, respectively, to Mr. Puls for the Company’s 401(k) matching contribution and payments of $4,753, $5,639 and $2,025, respectively, for country club dues.

(7)	Amount includes payments of $7,273, $8,462 and $7,580 in 2018, 2017 and 2016, respectively, to Ms. Biser for the Company’s 401(k) matching contribution.
(8)	Amount includes payments to Ms. Robeson of $8,276, $8,467 and $9,286 in 2018, 2017 and 2016, respectively, for the Company’s 401(k) matching contribution.

Employment Agreements, Potential Payments Upon Termination or Change-in-Control

On March 24, 2014, the Company entered into Employment Agreements with the NEOs (including amendments dated June 2016). On June 27, 2016, the Company entered into an employment agreement with CLO H. Charles Puls. Each employment agreement has a term of one year, unless further extended or earlier terminated pursuant to its terms, and sets forth a minimum base salary payable to the officer and provides that the officer is eligible to participate in the Company’s bonus, incentive, retirement, health and other insurance benefit plans made available to executive-level employees.

Each employment agreement obligates the Company to pay the officer severance in the event the officer’s employment is terminated by the Company without cause. In the event of the officer’s involuntary termination without cause prior to a change in control of the Company (as defined in the employment agreement), each officer other than Mr. Burke would receive 24 months base pay. Mr. Burke would receive 36 months base pay. Such severance would be made in periodic installments and is conditioned upon the officer executing a release and waiver of claims in favor of the Company.

In the event of involuntary termination without cause within 12 months after a change in control of the Company, each officer other than Mr. Burke would receive 12 months base pay. Mr. Burke would receive 24 months base pay. Such severance would be made in a single lump sum and is conditioned upon the officer executing a release and waiver of claims in favor of the Company.

As a condition of entering into the employment agreement, each officer has agreed not to divulge any confidential information during his or her employment or to solicit the Company’s employees or customers for a period of 12 months (24 months in the case of Mr. Burke) following the officer’s termination of employment.

On November 26, 2018, the Company notified Mr. Puls of the termination of his employment. Pursuant to provisions of his employment agreement, his termination was effective on January 25, 2019, upon expiration of the 60-day notice period applicable to a termination without cause. Following the effective date of his termination, Mr. Puls was entitled to severance equal to six months of his base salary.

On May 7, 2018, the Company entered into incentive compensation arrangements with respect to bonuses payable to all NEOs in 2019 for the calendar year 2018. Pursuant to these plans, a maximum amount of 50% of base pay may be paid to each of them of which (100%) of the bonus amount will be paid in cash. The Committee will consider the following in determining incentive payments:

A)

Satisfactory completion and integration of Hometown Bancshares, Inc. and Hometown Bank: (i) minimum cost savings of 30% for 2018, (ii) retain a minimum of 80% of core deposits, measured from the financial position at December 31, 2018 and (iii) retain a minimum of 80% of loans, measured from the financial position at December 31, 2018.

B)

Achievement of the following consolidated performance ratios within desired range: (i) Net interest margin – 3.30% to 3.35%, (ii) Loan to deposit ratio – 105% to 100%, (iii) Pre-tax net income - $8.175 million to $10.0 million and (iv) Non-performing assets to average total assets – 1.45% to 1.25%.

On March 29, 2017 (the “Grant Date”), the Company entered into long-term incentive performance share arrangements for Mr. Burke, Mr. Peters, Ms. Robeson, Mr. Puls and Ms. Biser. The performance period under the plans are from March 29, 2017 and ending December 31, 2019 (the “Performance Period”). One hundred-percent (100%) of the incentive amount will be paid in restricted stock units (the “Units”), representing the right to earn, on a one-for-one basis, shares of the Company’s common stock. The Plan will pay a maximum number of shares of which there are three possible levels of incentive awards: threshold (25%); target (50%); and maximum (100%). For any bonus amount to be paid, the threshold level of performance must be achieved. The bonus amount will be prorated for performance achievements between the threshold and target levels and between the target and maximum levels. The two performance measurements of the Company (and the weight given to each measurement) applicable to each award level are as follows: (i) Total Assets (50%) and (ii) Return on Average Assets (50%). The following minimum criteria must all be satisfied before an award is paid under the Plan: (i) No consent orders from any regulatory agency are in place at the time of vesting and (ii) No decline in composite CAMELS rating by the end of the Performance Period as compared to the ratings as of the Grant Date. These plans will pay a maximum number of shares per individual as follows: Mr. Burke – 18,280 shares; Mr. Peters – 9,828 shares; Ms. Robeson – 10,565 shares; and Ms. Biser – 8,649 shares. As Mr. Puls is no longer with the company, his shares attributable to this plan have been forfeited.

Outstanding Equity Awards at Fiscal Year End 2018

The following table summarizes the option and stock awards the Company has made to the NEOs which were outstanding as of December 31, 2018.

	OPTION AWARDS					STOCK AWARDS
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards:Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards:Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards:Market or Payout Value Unearned of Shares, Units or Other Rights That Have Not Vested ($)(5)
Shaun A. Burke	-	-	-	$-	-	21,470	(1)	$468,905
President/CEO
Carter Peters	-	-	-	-	-	12,228	(2)	$267,060
EVP/CFO
Sheri Biser	5,000	-	-	5.08	1/4/2020	9,794	(3)	$213,901
EVP/CCO
Robin Robeson	-	-	-	-	-	13,098	(4)	$286,060
EVP/COO

(1)	Restricted stock awards vest as follows: 3,190 – 2/25/19; 18,280 – 12/31/19
(2)	Restricted stock awards vest as follows: 2,400 – 2/25/19; 9,828 – 12/31/19
(3)	Restricted stock awards vest as follows: 1,145 – 2/25/19; 8,649 – 12/31/19
(4)	Restricted stock awards vest as follows: 2,533 – 2/25/19; 10,565 – 12/31/19
(5)	Represents aggregate unvested stock awards at a per share price of $21.84

Directors’ Compensation

During 2018, each non-employee member of the Board received cash compensation from the Bank of $830 per each Bank board meeting attended, payable monthly. In addition to the cash compensation, each non-employee member of the Board receives equity compensation from the Company. Directors will receive fees for committee memberships or attendance at committee meetings comprised of $200 per meeting for the Executive, Audit and Compensation Committees and $125 per meeting for any other committee. ALCO Committee members receive a $200 monthly fee. The Chairman of the Board receives an additional $340 monthly fee. The Chairman of each of the Audit, Building and Compensation Committees receives an additional $170 monthly fee in addition to the regular per meeting fee.

Directors may participate in the Company’s 2015 Equity Plan. During fiscal years 2018, 2017, and 2016, restricted stock awards of 836, 885, and 1,167, respectively, were granted to each independent, non-employee director to provide equity compensation from the Company. Annual equity compensation is determined at the discretion of the Compensation Committee.

The following table sets forth information with respect to the compensation received in fiscal years 2018, 2017, and 2016 for serving as a director of the Company and the Bank.

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total Compensa- tion ($)
Don Gibson	2018	$-	$-	$-
	2017	-	-	-
	2016	5,975	17,505	23,480
James Batten	2018	14,060	18,735	32,795
	2017	15,290	18,010	33,300
	2016	14,430	17,505	31,935
Kurt Hellweg	2018	13,215	18,735	31,950
	2017	13,995	18,010	32,005
	2016	15,150	17,505	32,655
Tim Rosenbury	2018	13,500	18,735	32,235
	2017	14,955	18,010	32,965
	2016	14,045	17,505	31,550
James Sivils	2018	12,210	18,735	30,945
	2017	12,540	18,010	30,550
	2016	12,685	17,505	30,190
John Griesemer	2018	13,685	18,735	32,420
	2017	15,340	18,010	33,350
	2016	13,085	17,505	30,590
David Moore	2018	13,250	18,735	31,985
	2017	13,125	18,010	31,135
	2016	11,800	17,505	29,305
Greg Horton	2018	10,960	18,735	29,695
	2017	10,960	33,578	44,538
	2016	7,870	17,505	25,375
Tony Scavuzzo	2018	5,980	-	5,980

(1)

This column represents equity compensation from the Company and is the aggregate grant date fair value of restricted stock awards granted under the 2015 Equity Plan and 2010 Equity Plan. The compensation for 2018 per director of $18,735 represents 836 shares granted at a per price share of $22.41 per director. The compensation for 2017 per director of $18,010 represents 885 shares granted at a per price share of $20.35 per director. The compensation for 2016 per director of $17,505 represents 1,167 shares granted at a per share price of $15.00.

Indebtedness of Management and Directors and Transactions with Certain Related Persons

Loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. The Bank, like other financial institutions, provides loans to its officers, directors, and employees to purchase or refinance personal residences as well as consumer loans. As an additional benefit to eligible Bank directors and employees, the Bank offers an employee mortgage loan program (the “Loan Program”). The Loan Program provides mortgage loans at favorable interest rates, namely a one-year adjustable rate mortgage priced at the Bank’s cost of funds with a 1% floor. The purpose of the loan must be to purchase or refinance a primary or secondary residence (i.e., no investment properties). All full-time employees that have completed the 30-day probation period are eligible to participate in this Loan Program. Underwriting includes standard application and financial disclosures, which must qualify to standard secondary market requirements. The borrower is responsible for all third party closing costs. The index rate is the Bank’s all-in cost of funds with a 1% floor. The index will be the last month-end calculation within 45 days prior to closing. The maximum adjustment per year is 2% with a 6% lifetime maximum. Each loan has up to a 30-year note/amortization. If the borrower’s employment is terminated for reasons other than normal retirement, disability or death, or if the property securing the Note ceases to be the primary or secondary residence of the Employee, the interest rate will adjust to the rate that would have been in effect pursuant to the original provision of the Note. The payment will adjust the following month to amortize the outstanding balance of the Note using the new interest rate and the remaining term. Other than the interest rate with respect to the Loan Program, all loans provided under the Loan Program and any other loans provided to Directors and Executive Officers have been made in the ordinary course of business, on substantially the same terms and collateral as those of comparable transactions prevailing at the time, and, in the opinion of management of the Company, do not involve more than the normal risk of collectability or present other unfavorable features.

No Directors, Executive Officers or their affiliates had aggregate indebtedness to the Company or the Bank on below market rate loans exceeding the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year-end for the last completed fiscal year, at any time since January 1, 2018 except as noted in the following table.

Name	Position	Date of Loan	Largest Principal Amount Outstanding Since 1/1/18	Principal Balance as of 3/31/19	Interest Rate at 3/31/19	Type
The Burke Family Trust (Shaun A. Burke)	President, CEO & Director	1/14/2011	$229,086	$218,753	1.25%	Home Mortgage
Carter M. Peters	EVP, CFO	7/18/2016	$345,318	$333,070	1.00%	Home Mortgage
Henry Charles Puls	EVP, CLO	8/22/2016	$131,289	$-	N/A	Home Mortgage
James R. Batten	Director	10/27/2008	$396,276	$376,271	1.125%	Home Mortgage
James L. Sivils III	Director	6/1/2014	$358,286	$344,379	1.00%	Home Mortgage
James L. Sivils III	Director	6/13/2017	$232,619	$224,662	1.00%	Home Mortgage
John F. Griesemer	Director	5/9/2016	$750,685	$719,650	1.00%	Home Mortgage
Kurt Hellweg	Director	8/14/2008	$724,828	$-	N/A	Home Mortgage
Kurt Hellweg	Director	6/28/2018	$2,167,200	$2,131,652	1.125%	Home Mortgage
George Timothy Rosenbury	Director	6/19/2008	$131,699	$116,469	1.00%	Home Mortgage

SECOND PROPOSAL

ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

Background of the Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and corresponding SEC rules enable the Company’s stockholders to vote to approve, on an advisory and non-binding basis, the compensation of Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. As a result, the following proposal will be presented at the Annual Meeting in the form of the following resolution:

Proposal

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, and the compensation tables (together with the accompanying narrative disclosure) and related material in the Company’s Proxy Statement for the Annual Meeting.

Effect of Proposal

As provided under the SEC rules, this vote will not be binding on the Company’s Board of Directors or the Compensation Committee and may not be construed as overruling a decision by the Board or as creating or implying any additional fiduciary duty of the Board. Further, the vote shall not affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL ON EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is composed of four directors. The Board has determined that each of these directors is independent under the Marketplace Rules of Nasdaq. In particular, each of these directors is independent as defined under Rule 5605(a)(2) and qualified pursuant to Rule 5605(c)(2)(A). The Board has also determined that Mr. Moore qualifies as an Audit Committee Financial Expert as defined by the rules and regulations of the SEC. Only this paragraph of the Report of the Audit Committee shall be incorporated by reference into the Company’s Annual Report on form 10-K filed with the SEC under the Exchange Act, notwithstanding the incorporation by reference of this Report of the Audit Committee into such filing.

The primary duties and responsibilities of the Audit Committee are to (i) monitor the Company’s financial reporting process and systems of internal control, (ii) monitor the independence and performance of the Company’s independent registered public accounting firm and internal auditors, and (iii) assure that management, the Board of Directors, the internal auditors and the independent auditors have the opportunity to communicate with one another.

The Committee has reviewed and discussed the audited consolidated financial statements with management and has discussed with BKD, LLP, the Company’s independent registered public accounting firm matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has also received the written disclosures and the letter from BKD, LLP, the Company’s independent registered public accounting firm, required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company.

Based upon the Audit Committee’s discussions and review described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

THE AUDIT COMMITTEE
David T. Moore	Greg A. Horton
Kurt D. Hellweg	James R. Batten

PRINCIPAL ACCOUNTANT FEES AND SERVICES

During the calendar years ended December 31, 2018 and 2017, BKD, LLP, the Company’s independent registered public accounting firm, provided various audit, audit related and non-audit services, including tax, to the Company. Set forth below are the aggregate fees billed for these services during these periods and a brief description of such services:

(a)

Audit fees: Aggregate fees billed for professional services rendered for the audits of the Company’s annual financial statements and internal control over financial reporting (2018 only) and reviews of quarterly financial statements were $370,005 for the calendar year ended December 31, 2018 and $169,475 for the calendar year ended December 31, 2017.

(b)

Audit-related fees: Aggregate fees billed for assurance and related services rendered and consultation on accounting matters not otherwise reported in (a) above were $24,237 for the calendar year ended December 31, 2018 and $9,325 for the calendar year ended December 31, 2017.

(c)

Tax fees: Aggregate fees billed for professional services rendered related to tax compliance, tax advice and tax planning were $34,300 for the calendar year ended December 31, 2018 and $28,295 for the calendar year ended December 31, 2017.

(d)	All other fees: Aggregate fees billed for all other professional services, were $1,850 for the calendar year ended December 31, 2018, and $425 for the calendar year ended December 31, 2017.

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by BKD, LLP and the estimated fees for these services. There are no other specific policies or procedures relating to the pre-approval of services performed by BKD, LLP. The Audit Committee considered whether the audit and non-audit services rendered by BKD, LLP were compatible with maintaining BKD, LLP’s independence as auditors of our financial statements.

Third PROPOSAL

RATIFICATION OF BKD, LLP AS

INDEPENDENT registered PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm for the period ended December 31, 2018 for the Company and its subsidiary, the Bank, was BKD, LLP. In accordance with its charter, the Audit Committee has selected and appointed BKD, LLP to continue as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019. As part of good corporate practice, the Audit Committee and the Company’s Board of Directors are requesting that its stockholders ratify such appointment. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. If the stockholders do not ratify the appointment, however, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain BKD, LLP or to appoint another independent registered public accounting firm.

A representative of BKD, LLP will be present at the Annual Meeting. The representative will have an opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BKD, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies that are received from stockholders will be voted in respect thereof in the discretion of the persons named in the accompanying proxy. If the Company does not have notice of a matter on or before May 1, 2019, it is expected that the persons named in the proxy will exercise discretionary authority when voting on that matter.

It is anticipated that the Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 29, 2019, will be mailed on April 16, 2019, to all stockholders of record as of the Record Date. The communication presents only an overview of the more complete proxy materials that are available to you on the Internet at www.investorvote.com/GFED. We encourage you to access and review all of the important information contained in the proxy materials before voting. If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the enclosed notice by May 19, 2019.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the Company’s proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s executive offices at 2144 E. Republic Rd., Suite F200, Springfield, Missouri 65804, no later than December 18, 2019.

In the event the Company receives notice of a stockholder proposal to take action at next year’s annual meeting of stockholders that is not submitted for inclusion in the Company’s proxy material, or is submitted for inclusion but is properly excluded from the proxy material, the persons named in the proxy sent by the Company to its stockholders intend to exercise their discretion to vote on the stockholder proposal if notice of such proposal is received at the Company’s main office between 60 days and 30 days prior to the meeting. If next year’s annual meeting is held on May 27, 2020, then stockholder proposals would have to be delivered to the Company between March 28, 2020 and April 28, 2020. The Company’s Certificate of Incorporation provides that if notice of a stockholder proposal to take action at next year’s annual meeting is not received at the Company’s main office between 60 days and 30 days prior to the meeting, the proposal will not be eligible for presentation at that meeting. However, if less than 31 days’ notice of the annual meeting is provided by the Company, a stockholder’s proposal would have to be received no later than 10 days after notice was mailed to the stockholders by the Company for that meeting.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS) FOR THE PERIOD ENDED DECEMBER 31, 2018, AS FILED WITH THE SEC, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST AS INSTRUCTED ON THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR GUARANTY FEDERAL BANCSHARES, INC. THERE IS NO CHARGE FOR REQUESTING A COPY.

Dated: April 16, 2019